Exhibit 23.1   Consent of BKD, LLP.

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Princeton National Bancorp, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-69019, 333-117663, 333-129484, 333-153251 and 333-159570) on Form S-8 and 333-157451 on Form S-3 of Princeton National Bancorp, Inc. of our reports dated March 26, 2010, with respect to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three year period ended December 31, 2009.

/sig/ BKD, LLP

Decatur, Illinois

March 26, 2010